COMPASS AND TRAK 2000 SERVICE AGREEMENT

         THIS AGREEMENT is made as of this 1st day of October, 1995, by and between SCUDDER TRUST COMPANY, a New Hampshire banking corporation ("Trust Company") and SCUDDER INVESTMENT TRUST, a Massachusetts business trust (the "Fund").

                                   WITNESSETH:

         WHEREAS, Trust Company is engaged in the business of providing certain recordkeeping and other services; and

         WHEREAS, Trust Company and the Fund entered into a "Compass Service Agreement," dated January 1, 1990 (the "Former Agreement") under which Trust Company has been providing certain recordkeeping and other services, and Trust Company also has been performing certain recordkeeping and other services for the Fund in connection with the TRAK 2000 system; and

         WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Trust Company is willing to continue to provide to the Fund such recordkeeping and other services in connection with the COMPASS and TRAK 2000 systems and in addition is willing to provide certain order processing services as agent for the Fund; and

         WHEREAS, Trust Company and the Fund wish to amend, restate and replace the Former Agreement with this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1.        Terms of Appointment; Performance of Duties.

                  1.1. Appointment. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Trust Company (i) to act as, and Trust Company agrees to act as, recordkeeping agent with respect to the authorized and issued shares of beneficial interest of the Fund ("Shares") or units representing such Shares ("Units"), and (ii) to act as an agent of the Fund for the purpose of receiving requests for the purchase and redemption of Shares or Units (collectively, "Shares") and communicating such requests to the Fund's transfer agent ("Transfer Agent"), in connection with certain retirement and employee benefit plans established under the Internal Revenue Code of 1986 including but not limited to defined contribution plans,
Section 403(b) plans, individual retirement accounts and deferred compensation plans (each a "Plan" or collectively the "Plans"), utilizing the Comprehensive Participant Accounting Services ("COMPASS") or TRAK 2000 system, and established by plan administrators, employers, trustees, custodians and other persons (each individually an "Administrator" or collectively the "Administrators") on behalf of employers (each individually an "Employer" or collectively the "Employers") and individuals for certain participants in such Plans (each individually a "Participant" or collectively the "Participants").

                  1.2. Recordkeeping. Trust Company agrees that it will perform the following recordkeeping services in connection with the COMPASS and TRAK 2000 systems in accordance with procedures established from time to time by
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agreement between the Fund and Trust Company. Subject to instructions from the
Administrators, Trust Company shall:

                  (i) receive from Administrators instructions for the purchase of Shares of the Fund, confirm compliance with such instructions and, as agent of the respective Administrators, deliver within a reasonable time such instructions and any appropriate documentation therefor to the Transfer Agent of the Fund duly appointed by the Trustees of the Fund (the "Transfer Agent");

                  (ii) record the purchase by Plans of the appropriate number of Shares or Units and within a reasonable time allocate such Shares or Units among the Participants' accounts;

                  (iii) record dividends and capital gains distributions on behalf of Participants;

                  (iv) receive from Administrators instructions for redemption and repurchase requests and directions, confirm compliance with such instructions and as agent of the respective Administrators deliver within a reasonable time such instructions and any appropriate documentation therefor to the Transfer Agent;

                  (v) record the redemption or repurchase by Plans of the appropriate number of Shares or Units and within a reasonable time make the appropriate adjustments among the Participants' accounts;

                  (vi) certify to the Fund no less frequently than annually the number of Participants accounts for which records are maintained hereunder;

                  (vii) maintain records of account for and advise the Fund and Administrators and Participants, when appropriate, as to the foregoing;

                  (viii) maintain all Plan and Participant accounts other than accounts maintained by the Transfer Agent; and

                  (ix) maintain and mail administrative reports and Participant statements.

         Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and Trust Company.

                  1.3.      Order Processing.

(a) In addition to the recordkeeping to be performed in accordance with Section
1.02 above, the Fund hereby appoints Trust Company, and Trust Company agrees to act, as the Fund's agent for the purpose of receiving requests for the purchase and redemption of Shares or Units and communicating such requests to the Fund's Transfer Agent, subject to and in accordance with the terms of this Agreement, and as follows:

                  (i) Trust Company shall receive from the Plans, Plan participants, Plan sponsors, authorized Plan committees or Plan trustees, according to Trust Company's agreement with each Plan, by the close of regular trading on the New York Stock Exchange (the "Close of Trading") each business day that the New York Stock Exchange is open for business ("Business Day") instructions for the purchase and redemption of Shares (together, "Instructions"). Instructions received by Trust Company after the Close of Trading on any Business Day shall be treated as received on the next Business Day.


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                  (ii) In connection with the COMPASS system, Trust Company
shall compute net purchase requests or net redemption requests to the extent practicable for Shares of the Fund for each Plan based on Instructions received each Business Day.

                  (iii) Trust Company shall communicate purchase and redemption requests for Shares of the Fund, netted to the extent practicable in accordance with (ii) above in the case of COMPASS ("Orders"), to the Transfer Agent, for acceptance by the Fund or its agents, in the manner specified herein, and promptly deliver, or instruct the Plans (or the Plans' trustees as the case may be) to deliver, appropriate documentation and, in the case of purchase requests, payment therefor to the Transfer Agent. Orders shall be based solely on Instructions received by Trust Company from the Plans, Plan participants, Plan sponsors, authorized Plan committees or Plan trustees.

                  (b) Trust Company shall maintain adequate records related to, and advise the Transfer Agent as to, the foregoing, as instructed by the Fund, or by the Transfer Agent or other person designated to act on the Fund's behalf. To the extent required under the 1940 Act and rules thereunder, Trust Company agrees that such records maintained by it hereunder will be preserved, maintained and made available in accordance with the provisions of the 1940 Act and rules thereunder, and copies or, if required, originals will be surrendered promptly to the Fund, Transfer Agent or other person designated to act on the Fund's behalf, on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that Trust Company has maintained such records only in paper form. This provision shall survive the termination of this Agreement.

                  (c) Trust Company shall perform its duties hereunder subject to the terms and conditions of the Fund's current prospectus; the Fund and the Trust Company may establish such additional procedures for order processing not inconsistent with the terms of this Agreement as they reasonably determine to be necessary or advisable from time to time.

                  (d) Trust Company acknowledges that it is not authorized by the Fund to register the transfer of the Fund's Shares or to transfer record ownership of the Fund's Shares, and that only the Transfer Agent is authorized to perform such activities.

                  1.4. Agents of Trust Company. Trust Company may engage one or more individuals, corporations, partnerships, trusts or other entities (including affiliates of Trust Company) to act as its subcontractor(s) or agent(s) ("Agents") in providing the services contemplated hereunder. Any such Agent shall be required to comply with the terms of this Agreement applicable to the performance of such services it is performing as though it were the Trust Company. Further, the Trust Company shall be solely responsible for, and assumes all liability for, the actions and inactions of such Agents in connection with their performance of such services.

         2.        Fees and Expenses.

                  2.1. Fees. For performance by Trust Company of services pursuant to this Agreement, the Fund agrees to pay Trust Company an annual maintenance fee for each Participant account as set out in the fee schedule, as amended from time to time. Such fee schedule and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time by mutual agreement between the Fund and Trust Company. The parties hereto acknowledge that the fees payable hereunder are for administrative and recordkeeping services only and do not constitute payment in any manner for investment advisory or distribution services.

                  2.2. Expenses. In addition to the fee paid under Section 2.1 above, the Fund agrees to reimburse Trust Company for out-of-pocket expenses or advances incurred by Trust Company for the items set out in the fee schedule. In addition, any other expenses incurred by Trust Company, at the request or with the consent of the Fund, will be reimbursed by the Fund. The Fund agrees to pay all fees and reimbursable expenses promptly. Postage and the cost of materials for mailing of administrative reports, Participant statements and other mailings to all Employer accounts or Participants shall be advanced to Trust Company by the Fund at least two (2) days prior to the mailing date of such materials or paid within two (2) days of the receipt by the Fund of a bill therefor.

         3.        Representations and Warranties of Trust Company.

         Trust Company represents and warrants to the Fund that:

                  (i) It is a banking corporation duly organized and existing and in good standing under the laws of The State of New Hampshire.

                  (ii) It has the legal power and authority to carry on its business in any jurisdiction where it does business.

                  (iii) It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

                  (iv) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                  (v) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         4.        Representations and Warranties of the Fund.

         The Fund represents and warrants to Trust Company that:

                  (i) It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

                  (ii) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

                  (iii) All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                  (iv) It is an investment company registered under the 1940
Act.

                  (v) It makes available its Shares in connection with certain Plans.

                  (vi) A majority of the Trustees of the Fund who are not interested persons have made findings to the effect that:

                  (a) the Agreement is in the best interest of the Fund and its shareholders;

                  (b) the services to be performed pursuant to the Agreement are services required for the operation of the Fund;

                  (c) Trust Company can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

                  (d) the fees charged by Trust Company for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

                  (vii) A registration statement under the Securities Act of 1933, as amended (the "33 Act"), has been filed and has become effective, and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale. The Fund shall notify Trust Company
(i) if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares or (ii) if such registration statement shall have been amended to cover Shares of any additional Series (as hereinafter defined in Section 8.1).

         5.        Indemnification.

                  5.1. By Fund. Trust Company shall not be responsible for, and the Fund shall indemnify and hold Trust Company harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

                  (a) All actions of Trust Company or its agents required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                  (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

                  (c) The reliance on or use by Trust Company or its agents of information, records and documents which (i) are received by Trust Company or its agents and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm (except Trust Company) on behalf of the Fund.

                  (d) The reliance on or the carrying out by Trust Company or its agents of any written instructions or requests of the Fund or any person acting on behalf of the Fund.

                  (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                  5.2. By Trust Company. Trust Company shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to Trust Company's refusal or failure to comply with the terms of this Agreement, or which arise out of Trust Company's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Trust Company hereunder.

                  5.3. Reliance. At any time Trust Company may apply to any officer of the Fund for instructions, and may consult with legal counsel (which may also be legal counsel for the Fund) with respect to any matter arising in connection with the services to be performed by Trust Company under this Agreement, and Trust Company shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. Trust Company and its agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Trust Company or its agents by telephone, in person, machine-readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

                  5.4. Acts of God. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

                  5.5. Procedures. In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         6.        Covenants of the Fund and Trust Company.

                  6.1. Adequate Facilities. Trust Company hereby agrees to establish and maintain facilities, personnel, and computer and other facilities and procedures reasonably acceptable to the Fund for safekeeping of records, for the preparation or use, and for keeping account of, such records, and for order processing.

                  6.2. Insurance. Trust Company shall at all times maintain insurance coverage which is reasonable and customary in light of its duties hereunder and its other obligations and activities, and shall notify the Fund of any changes in its insurance coverage unless the Fund is covered by the same policy and such change is also applicable to the Fund.

                  6.3. Records. Trust Company shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.

                  6.4. Confidentiality. Trust Company and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                  6.5. Inspection. In case of any requests or demands for the inspection of the records relating to Plan accounts and Participant accounts with the Fund, Trust Company will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Trust Company reserves the right, however, to exhibit such records to any person whenever it is reasonably advised by counsel to the Fund that it may be held liable for the failure to exhibit such records to such person.

                  6.6. Laws Applicable to Fund. Trust Company acknowledges that the Fund, as a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and the rules and regulations thereunder, and that the offer and sale of the Fund's Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Fund acknowledges that Trust Company is not responsible for the Fund's compliance with such laws, rules and regulations. If the Fund advises Trust Company that a procedure of Trust Company related to the discharge of its obligations hereunder has or may have the effect of causing the Fund to violate any of such laws or regulations, Trust Company shall use its best efforts to develop an alternative procedure which does not have such effect.

                  6.7. Relationship to Plans. Trust Company acknowledges to the Fund that, as the offeror of COMPASS and TRAK 2000, Trust Company does not act as a plan administrator or as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended from time to time, with respect to any Plan. Trust Company shall not be responsible for determining whether the terms of a particular Plan or the Shares of the Fund are appropriate for the Plan or Participant and does not guarantee the performance of the Fund.

         7.        Termination of Agreement.

         This Agreement may be terminated by either party on the last day of the month next commencing after thirty (30) days written notice to the other party. Upon termination of this Agreement, the Fund shall pay to Trust Company such fees and expenses as may be due as of the date of such termination. Should the Fund exercise its right to terminate this Agreement, Trust Company reserves the right to charge for any other reasonable expenses associated with such termination.

         8.        Additional Series of the Fund.

                  8.1. Establishment of Series. Shares of the Fund are of a single class; however, Shares may be divided into additional series ("Series") that may be established from time to time by action of the Trustees of the Fund. If the context requires and unless otherwise specifically provided herein, the term "Fund" as used in this Agreement shall mean in addition each separate Series currently existing or subsequently created, and the term "Shares" shall mean all shares of beneficial interest of the Fund, whether of a single class or divided into separate Series of the Fund currently existing or hereinafter created.

                  8.2. Notice to Trust Company. In the event that the Fund establishes one or more or additional Series of Shares in addition to the original Series with respect to which it desires to have Trust Company render services as recordkeeping agent under the terms hereof, it shall so notify Trust Company in writing, and upon the effectiveness of a registration statement under the 33 Act relating to such Series of Shares and unless Trust Company objects in writing to providing such services, such Series shall be subject to this Agreement.

                  8.3. Suspension. In the event that the Fund suspends the offering of Shares of any one or more Series, it shall so notify Trust Company in writing to such effect.

         9.        Assignment.

         Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         10.       Amendment.

         This Agreement may be amended or modified by a written agreement executed by both parties.

         11.       Massachusetts Law to Apply.

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         12.       Entire Agreement.

         This Agreement constitutes the entire agreement between the parties hereto.

         13.       Correspondence.

         Trust Company will answer correspondence from Administrators relating to Plan and Plan participant accounts and such other correspondence as may from time to time be mutually agreed upon and notify the Fund of any correspondence which may require an answer from the Fund.

         14.       Further Actions.

         Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         15.       Interpretive Provisions.

         In connection with the operation of this Agreement, Trust Company and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by the parties and annexed hereto, but no such provisions shall contravene any applicable federal or state law or regulation and no such interpretive or additional provision shall be deemed to be an amendment of this Agreement.

         16.       Miscellaneous.

         The name Scudder Investment Trust is the designation of the Trustees for the time being under a Declaration of Trust dated November 3, 1987, as amended, and all persons dealing with the Fund must look solely to the Fund property for the enforcement of any claims against the Fund as neither the Trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Series of the Fund shall be liable for any claims against any other Series of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                       SCUDDER TRUST COMPANY

                                       By:  /s/Dennis M. Cronin, Jr
                                               Dennis M. Cronin, Jr.

                                            Title:  Vice President and Treasurer

                                            SCUDDER INVESTMENT TRUST

                                            By:  /s/David S. Lee
                                                    David S. Lee

                                            Title:   Vice President and Trustee

                         SCUDDER TRUST COMPANY

              FEE INFORMATION FOR SERVICES PROVIDED UNDER
                COMPASS AND TRAK 2000 SERVICE AGREEMENT


Annual maintenance fee for each participant in a retirement and employee benefit plan:

                                                   Each Account or
                                                   ---------------
                                                   Sub Account
                                                   -----------
Money Market Funds                                  $28.90
Monthly Income Funds                                 25.00
Quarterly Distribution Funds                         20.40
Annual Distribution Funds                            17.55

1/12th of the annual maintenance fee shall be charged and payable each month. It will be charged for any participant who at any time during the month had a share or unit account balance in the fund.

Out of pocket expenses shall be reimbursed by the fund to Scudder
Trust Company.   Such expenses include but are not limited to the
following:

         Supplies:
         Paper and envelopes in connection with participant statements and administrative reports
         Telephone (portion allocable to servicing accounts)
         Postage, overnight service or similar services
         Microfilm
         Microfiche

TRACK 2000 Fees
---------------

Annual Base Fee                                    $ 240,000.00

                                                   Each Account or
                                                   ---------------
                                                   Sub Account
                                                   -----------
IRA                                                   6.00
403 B                                                 7.00
401 K                                                 8.00

On behalf of the Funds listed on
Attachment A:                                      Scudder Trust Company


By: /s/David S. Lee                             By: /s/Dennis M. Cronin, Jr.
    David S. Lee                                    Dennis M. Cronin, Jr.
    Vice President                                  Vice President and Treasurer

Date:  October 1, 1995                             Date: October 1, 1995

                                  ATTACHMENT A

                     COMPASS and TRAK 2000 SERVICE AGREEMENT


Money Market Accounts

          Scudder Cash Investment Trust
          Scudder U.S. Treasury Money Fund

Monthly Income Funds

          Scudder GNMA Fund
          Scudder International Bond Fund
          Scudder Short Term Bond Fund
          Scudder Short Term Global Income Fund
          Scudder Zero Coupon 2000 Fund

Quarterly Distribution Funds

          Scudder Pathway Balanced Portfolio
          Scudder Balanced Fund
          Scudder Pathway Conservative Portfolio
          Scudder Emerging Markets Income Fund
          Scudder Growth and Income Fund
          Scudder Income Fund

Annual Distribution Funds

          Scudder Capital Growth Fund
          Scudder Development Fund
          Scudder Global Fund
          Scudder Global Small Company Fund
          Scudder Gold Fund
          Scudder Greater Europe Growth Fund
          Scudder International Fund
          Scudder Latin America Fund
          Scudder Pacific Opportunities Fund
          Scudder Quality Growth Fund
          Scudder Small Company Value Fund
          Scudder Value Fund



dated as of October 6, 1995


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